EXHIBIT 5.1

        [Wilson Sonsini Goodrich & Rosati Letterhead]

February 11, 2003

Overstock.com, Inc.
6322 S. 3000 East, Suite 100
Salt Lake City, Utah 84121

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1, as amended, to be filed by Overstock.com, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Registration Statement"), of up to 1,725,000 shares of the Company's common stock (the "Shares"). The Shares consist of 1,500,000 shares to be issued and sold by the Company and an over-allotment option granted to the underwriters to purchase an additional 225,000 shares to be sold and issued by the Company.

        The Shares are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

        Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI